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                     January 4, 2023

       Kristy Chipman
       Chief Financial Officer
       Ruths Hospitality Group, Inc.
       1030 W. Canton Avenue, Suite 100,
       Winter Park , FL 32789

                                                        Re: Ruths Hospitality
Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 26, 2021
                                                            Filed February 24,
2022
                                                            Form 10-Q for
Fiscal Quarter Ended September 25, 2022
                                                            Filed November 4,
2022
                                                            Form 8-K
                                                            Filed on May 27,
2022
                                                            File No. 000-51485

       Dear Kristy Chipman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services